Exhibit 4.1



                                                 January 28, 1998



NaPro BioTherapeutics, Inc.
6304 Spine Road
Unit A
Boulder, Colorado  80301

Attn:  Vice President and Chief Financial Officer

Gentlemen:

         Reference is made to (i) the Note Purchase Agreements (the "Purchase Agreements") dated as of May 30, 1997 among NaPro BioTherapeutics, Inc., a Delaware corporation (the "Company"), and the various Buyers parties thereto, as amended to date, (ii) the Engagement Letter dated May 12, 1997 (the "Engagement Letter") between the Company and Diaz & Altschul Capital, LLC ("Diaz & Altschul"); (iii) each of the Senior Convertible Notes of the Company, as amended to date (each, a "Note") and (iv) warrants to purchase an aggregate of 323,700 shares of common stock of the Company, issued to the Buyers and certain of which are held by Diaz & Altschul Group, LLC (the "Warrants"). Capitalized terms used herein and not defined shall have the meanings assigned to them in the Purchase Agreements and the Notes.

         The various Holders and the Company agree as follows:

         (a) (1) The Company agrees to hold an annual meeting of stockholders (the "Annual Meeting") no later than June 1, 1998. Prior to the Annual Meeting, the Board of Directors of the Company shall recommend to the stockholders that they (i) approve an amendment to the Company's Certificate of Incorporation which shall increase the authorized Common Stock to 30,000,000 shares and (ii) effect the Stockholder Approval. The Board of Directors of the Company will solicit proxies to vote the outstanding shares of Common Stock in favor of the actions specified in clauses (i) and (ii) of the immediately preceding sentence and the Company shall otherwise use its best efforts to obtain approval of such actions by the holders of the outstanding Common Stock. If the stockholders take the action specified in clause (i) and fail to take the actions specified in clause (ii) of the first sentence of this paragraph (a), the Company shall use its best efforts to obtain a waiver by Nasdaq of the Stockholder Approval. The Company may cease taking further steps to fulfill the requirements of this paragraph (a) if at any time prior to performance in full of the Company's obligations under this paragraph (a)(1) no Notes are outstanding or the Company shall have redeemed all outstanding Notes pursuant to Section 1.2 of the Notes by payment in full of the Optional Redemption Price thereof after giving an Optional Redemption Notice therefor in accordance with Section 1.2 of the Notes.

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                  (2) If the stockholders  fail to take the actions specified in clauses (i) and (ii) of the first sentence of paragraph (a)(1), so long as the Company is in compliance in all material respects with its obligations to the Holders, then on June 1, 1998, this Agreement shall terminate and the terms of the Notes and Warrants shall be those in effect on the date hereof without giving effect to the amendments contained herein, except that Sections (n) and
(o) hereof shall remain in effect.

     (b) Section 2.2 of the Notes is amended and restated in its entirety to read as follows:

                           2.2 Authorized  Shares.  The Company  covenants that,
                  during the period the conversion rights exist, (i) until the date on which the Stockholder Approval is effected, the Company will reserve from its authorized and unissued Common Stock an aggregate of 2,222,222 shares for issuances pursuant hereto from the Issuance Date through the date on which the Stockholder Approval is effected, and (ii) from the date on which the Stockholder Approval is effected through December 31, 1998, the Company will reserve from its authorized and unissued Common Stock an aggregate of 3,820,000 shares for issuances pursuant hereto from the Issuance Date through December 31, 1998 (such amounts referred to in clauses (i) and (ii) above to be subject to equitable adjustment from time to time on terms reasonably acceptable to the Holder for stock splits, stock dividends, combinations, capital reorganizations and similar events relating to the Common Stock occurring on or after the Issuance Date) to provide for the issuance of Common Stock upon the conversion of this Note and the Other Notes, subject to reduction from time to time by the number of shares of Common Stock issued on conversion of this Note and the Other Notes. The Company shall, from time to time, authorize and reserve additional shares of Common Stock to be issuable pursuant to the terms of this Note as shall be necessary to ensure any payment of interest on this Note in accordance with Section 1.1. and on the Other Notes in accordance with the terms thereof. In addition, the Company shall, after December 31, 1998 and so long as any conversion rights exist hereunder, authorize and reserve additional shares of Common Stock to be issuable pursuant to the terms of this Note as shall be necessary to ensure that an adequate number of shares of Common Stock are at all times authorized and reserved for issuance upon full conversion of this Note and the Other Notes. The Company represents and warrants that upon issuance, such shares of Common Stock will be duly and validly issued, fully paid and non-assessable. The Company agrees that its issuance of this Note shall constitute full authority to its officers and agents who are charged with the duty of executing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of and payment of interest on this Note.

         (c) So long as the Company is in compliance in all material respects with its obligations to the Holders, including, without limitation, the obligations of the Company under the Transaction Documents and this Agreement, during the period beginning on

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December 19, 1997 and ending  December 31, 1998,  the Holders hereby waive their rights to require to the Company to redeem the Notes due to a Maximum Share Amount Inconvertibility, including any rights to receive notice.

     (d) A new Section 2.5 and a new Section 2.6 are added at the end of Article II to read as follows:

                  2.5 Other Inconvertibility Events. If at any time following the Stockholder Approval, the Company or the Holder becomes aware of any facts that would cause any portion of this Note to be inconvertible, other than a Maximum Share Amount Inconvertibility or a Registration Restriction Inconvertibility, such person shall promptly give written notice of such facts to the other person. Promptly upon receipt by the Company of such notice (if the Company is the receiving person) or in such notice (if the Company sends such notice), if the Company agrees that such inconvertibility exists, the Company shall make an offer to redeem such inconvertible portion of this Note within 10 Business Days at the Redemption Price. Such Redemption Price shall be payable by the Company in four equal monthly installments and the principal amount of this Note shall be reduced accordingly as such payments are made. Such inconvertible portion to be redeemed on or after January 1, 1999 shall be the largest amount of this Note which could not be converted at any time on or after the Stockholder Approval.

                  2.6      Limitation on Conversion Under Certain Circumstances.

                           (a) Notwithstanding any other provision herein, (A) the Holder shall have no right to convert any portion of the principal amount of this Note (and accrued and unpaid interest thereon and on any such interest) if such conversion would result in (i) the aggregate number of shares of Common Stock issued hereunder during the period beginning on the Issuance Date and ending on December 31, 1998 (whether through conversion (including pursuant to Section (h) of the letter agreement dated January 28, 1997 among the Company, the Holder and the holder of the Other Notes (the "Amendment Agreement")) or in payment of interest or otherwise) exceeding the Aggregate Allotment (as defined in the Amendment Agreement) of this Note, and (B) subject to Section 1.2(b), during the period beginning on January 1, 1998 and ending on December 31, 1998, the Holder shall not be entitled to convert any portion of this Note at a Conversion Price that is less than $4.00 if such conversion would result in the aggregate number of shares of Common Stock issued hereunder (whether through conversion or in payment of interest or otherwise but excluding any shares issued pursuant to Section (h) of the Amendment Agreement) at a Conversion Price (or Computed Price, in the case of Payment Shares) that is less than $4.00 during the calendar month of the proposed conversion for which the determination under this

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                  clause (B) is being made  exceeding the Monthly  Allotment (as defined in the Amendment Agreement).

                           (b) Notwithstanding any other provision herein, until
                  the Stockholder Approval is obtained, the Holder shall have no right to convert any portion of the principal amount of this Note (and accrued and unpaid interest thereon and on any such interest) if such conversion would result in the aggregate number of shares of Common Stock issued hereunder (whether through conversion (including pursuant to Section (h) the Amendment Agreement) or in payment of interest or otherwise) exceeding the Initial Allotment (as defined in the Amendment Agreement).

                           (c) The  provisions  contained  in this  Section  2.6
                  shall be of no further force and effect if (i) the Company is acquired by another person by means of any merger, consolidation, sale or all or substantially all assets of the Company, share exchange or other business combination (each, a "Transaction"), (ii) the Company enters into any Transaction where the shareholders of the Company immediately prior to such Transaction do not collectively own at least 51% of the outstanding voting securities of the surviving corporation of such Transaction immediately following such Transaction, (iii) the Company enters into any agreement for any such Transaction, (iv) a Tender Offer is consummated for at least 51% of the outstanding shares of Common Stock or (v) the Company fails to comply in any material respect with its obligations to the Holder, including, without limitation, the Amendment Agreement or the Note Purchase Agreement, the Warrants or this Note as amended by the Amendment Agreement.

     (e)  "Aggregate  Allotment"  shall mean the following  with respect to each
Note:



                    Note                                     Aggregate Allotment
                    ----
                     1                                                 1,422,562
                     2                                                   768,537
                     3                                                   768,142
                     4                                                   659,119
                     5                                                    92,100
                     6                                                   109,540

     (f) "Initial Allotment" shall mean the following with respect to each Note:


                    Note                                       Initial Allotment
                     1                                                   835,259
                     2                                                   418,413


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                     3                                                   418,198
                     4                                                   431,799
                     5                                                    53,893
                     6                                                    64,660

     (g) "Monthly Allotment" shall mean the following with respect to each Note:


                    Note                                       Monthly Allotment
                    ----
                     1                                                   110,272
                     2                                                    65,740
                     3                                                    65,706
                     4                                                    42,682
                     5                                                     7,174
                     6                                                     8,427

         (h) Notwithstanding any inconsistent provisions of Section 2.1 of the Notes, Nelson Partners and Olympus Securities Ltd. (but not any transferee of their interests in the Notes), taken together, and Delta Opportunity Fund, Ltd. and OTATO L.P. (but not any transferee of their interests in the Notes), taken together, shall each have the right at any time to convert an aggregate amount of principal of and interest on the Notes equal to $236,250 at a Conversion Price of $1.575, which right shall not affect the conversion rights set forth in
Section 2.6(a)(ii) of the Notes. The principal amount of such Notes shall, in such case, be reduced in the manner set forth in Section 2.3 of the Notes.

     (i) A new Section 3.9 is added at the end of Article III of each Note to read as follows:

                  3.9 Limitation on Liens. Until (x) June 1, 1998 (if the Stockholder Approval is not obtained on or prior to such date) or (y) December 31, 1998 (if the Stockholder Approval is obtained on or prior to June 1, 1998), while any Notes are outstanding, the Company will not, and will not permit any of its subsidiaries to, without prior written consent of the Majority Holders, create, incur, assume or suffer to exist any Liens of any kind against or upon any of its property or assets, or any proceeds therefrom, unless (i) in the case of Liens securing indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens and (ii) in all other cases, the Notes are equally and ratably secured, except for (A) Liens existing as of the date of the Amendment Agreement (the "Amendment Date") and any extensions, renewals or replacements thereof, (B) Liens securing the Notes, (C) Liens securing intercompany indebtedness of the Company or a subsidiary of the Company and (D) Permitted Liens.


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     (j) The  first  sentence  of  Section  1.2(a) of the  Notes is  amended  by deleting "50%" and replacing it with "100%".

     (k) Section 1.2(b) of the Notes is amended and restated in its entirety to read:

                           (b) The  Company  shall  not be  entitled  to give an
                  Optional Redemption Notice or to redeem any portion of this Note with respect to which the Holder has given a Conversion Notice. Notwithstanding the giving of an Optional Redemption Notice, the Holder shall be entitled to convert in accordance with the terms of this Note such portion of this Note which otherwise is to be redeemed in accordance with such Optional Redemption Notice and would convert into shares of Common Stock sufficient to cover open and short positions in the Common Stock held by the Holder on the date of the Optional Redemption Notice, by giving a Conversion Notice at any time prior to the later of (1) the date which is one Business Day prior to the applicable Optional Redemption Date and (2) the date on which the Company pays the Optional Redemption Price of such portion of this Note to the Holder; provided, however, that if the Company defaults in payment of the Optional Redemption Price, the Holder shall thereafter be entitled to convert this Note.

         (l)  The  definition  of  "Optional   Redemption  Date"  and  "Optional
Redemption Price" in Section 7.1 of the Note are amended and restated as follows:

     "Optional Redemption Date" means, as applicable, a 1998 Redemption Date or a Subsequent Redemption Date.

                  "Optional Redemption Price" means, as applicable, the 1998 Redemption Price or the Subsequent Redemption Price. The 1998 Redemption Price shall be payable on any 1998 Redemption Date and the Subsequent Redemption Price shall be payable on any Subsequent Redemption Date.

     (m) The following definitions are added to Section 7.1 of the Note in the appropriate alphabetical order:

                  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

                  "1998 Redemption Date" means any Business Day during the period commencing on the Issuance Date and ending on December 31, 1998.

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                  "1998  Redemption  Price" means an amount in cash equal to the sum of (1) the product  obtained by multiplying (A) the sum of
                  (i) the outstanding principal amount of the Note specified in an Optional Redemption Notice as being required to be redeemed by the Company plus (ii) accrued and unpaid interest on such principal amount to the Optional Redemption Date times (B) 130% plus (2) accrued and unpaid Default Interest, if any, on the amount referred to in the immediately preceding clause
                  (1)(A)(ii) at the rate provided in this Note to the Optional Redemption Date. The 1998 Redemption Price shall be adjusted to reflect the reduced outstanding principal amount of this Note and related accrued interest on the Optional Redemption Date resulting from any permitted conversions of this Note after the Optional Redemption Notice is given pursuant to
                  Section 1.2(b).

                  "Permitted Liens" means the following types of Liens:

                           (1) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its subsidiaries shall have set aside on its books such reserves as may be required pursuant to Generally Accepted Accounting Principles;

                           (2) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by Generally Accepted Accounting Principles shall have been made in respect thereof;

                           (3) Liens  incurred or deposits  made in the ordinary
                  course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

     (4) judgment Liens not giving rise to an Event of Default:

                           (5) easements, rights-of-way, zoning restrictions and
                  other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary course of the business of the Company;


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     (6)  any  interest  or  title  of a  lessor  under  any  capitalized  lease obligation;

     (7) purchase money Liens to finance property or assets of the Company or any subsidiary of the Company acquired in the ordinary course of business;

                           (8) Liens upon  specific  items of inventory or other
                  goods and proceeds of any person securing such person's obligations in respect of bankers' acceptances issued or created for the account of such person to facilitate the purchase, shipment, or storage of such inventory or other goods;
                           (9) Liens  securing  reimbursement  obligations  with
                  respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

                           (10) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its subsidiaries, including rights of offset and set-off;

     (11) leases or subleases granted to others that do not materially interfere with the ordinary course of business of the Company and its subsidiaries; and

     (12) Liens arising from filing Uniform Commercial Code financing statements regarding leases.

                  "Subsequent Redemption Date" means any Business Day beginning on January 1, 1999 and ending on the first date on which no principal amount of this Note is outstanding.

                  "Subsequent Redemption Price" means an amount in cash equal to the sum of (1) the product obtained by multiplying (A) the sum of (i) the outstanding principal amount of the Note specified in an Optional Redemption Notice as being required to be redeemed by the Company plus (ii) accrued and unpaid interest on such principal amount to the Optional Redemption Date times
                  (B) 110% plus (2) accrued and unpaid Default Interest, if any, on the amount referred to in the immediately preceding clause
                  (1)(A)(ii) at the rate provided in this Note to the Optional Redemption Date. The Subsequent Redemption Price shall be adjusted to reflect the reduced outstanding principal amount of this Note and related accrued interest on the Optional Redemption Date resulting from any permitted conversions of this Note after the Optional Redemption Notice is given pursuant to Section 1.2(b).

     (n) The proviso at the end of the definition of Conversion Price in Section
7.1 of the Note is amended and restated as follows:

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                  provided,  however,  that (i) on any date on or after March 1,
                  1998 but prior to June 1, 1998, the Conversion Price shall not be greater than 110% of the arithmetic average of the Market Price of the Common Stock for the period of thirty (30) consecutive Trading Days ending one Trading Day prior to March 1, 1998 (the "March Cap") and (ii) on any date on or after June 1, 1998, the Conversion Price shall not be greater than the lesser of (A) 110% of the arithmetic average of the Market Price of the Common Stock for the period of thirty (30) consecutive Trading Days ending one Trading Day prior to June 1, 1998 and (B) the March Cap.

     (o) The definition of "Purchase Price" in the Warrants is amended by deleting "$10.00" and replacing it with "$2.50."

         (p) (1) Within five Business Days of the date hereof, the Company shall
(i) file a Current Report on Form 8-K describing the terms of this Amendment Agreement (the "8-K") and (ii) make a good faith determination within five days after execution of this Agreement of whether, pursuant to Section 8 of the Note Purchase Agreements, the Company is required to file an additional Registration Statement or to amend the existing Registration Statement and notify the Holders in writing of such determination. Notwithstanding Section 8 of the Note Purchase Agreements, if the Company so determines that such a filing is required, the Company shall file such Registration Statement within 15 days after the date hereof or such amendment within five Business Days after the date hereof.

                  (2) This Agreement constitutes a notice pursuant to Section 8(b)(5) of the Note Purchase Agreement and accordingly the Holders agree that they will not sell any securities pursuant to the Prospectus until the Company gives the Holders notice that they may thereafter do so. The Company hereby confirms that it will use its best efforts to make the Prospectus available within five Business Days after the date hereof.

                  (3) During the period beginning on the date hereof and ending on the earlier to occur of (i) effectiveness of an amendment to the existing Registration Statement or (ii) a good faith determination by the Company that no such amendment is required and the filing of the 8-K, or (iii) the date that is 30 days after the date of this Agreement, the Holders waive their rights under Sections 4.1 and 4.2 of the Notes to require the Company to repurchase any Notes by reason of clause (e) of the definition of Repurchase Event or the occurrence of a Registration Repurchase Event.

                  (4) Notwithstanding any inconsistent provision in Section 8 of the Note Purchase Agreements, if the Company is required, pursuant to Section 8 of the Note Purchase Agreements, to file an additional registration statement to register shares of Common Stock issuable upon conversion of the Notes following the Stockholder Approval, it will do so within 15 days after obtaining the Stockholder Approval. Notwithstanding any inconsistent provision in Section 8 of the Note Purchase Agreements, the Company will use its best efforts to have such Registration Statement declared effective as soon as possible but in no event later than 75 days after obtaining the Stockholder Approval. Such Registration

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     Statement  and the  related  prospectus  shall  otherwise  be  deemed to be included in the terms "Registration Statement" and "Prospectus."

         (q) Each Holder represents and warrants that it has all requisite power and authority, corporate or otherwise, to execute, deliver and perform its obligations under this Agreement and the other agreements executed by such Holder in connection herewith and to consummate the transactions contemplated hereby and thereby; and this Agreement has been duly and validly authorized, duly executed and delivered by such Holder and, assuming due execution and delivery by the Company, is a valid and binding agreement of such Holder enforceable in accordance with its terms, except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and general principles of equity, regardless of whether enforcement is considered in a proceeding in equity or at law.

         (r)      The Company represents and warrants to the Holders that:

                  (1) The Common Stock is listed for trading on Nasdaq and (1) the Company and the Common Stock meet the criteria for continued listing and trading on Nasdaq; (2) the Company has not been notified since January 1, 1995 by the NASD of any failure or potential failure to meet the criteria for continued listing and trading on Nasdaq and (3) no suspension of trading in the Common Stock is in effect. The Company knows of no reason why the Shares will not be eligible for listing on Nasdaq.

                  (2) This Agreement has been duly authorized, executed and delivered by the Company and, assuming due execution and delivery by the
Holders, this Agreement is a valid and binding obligation of the Company enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and general principles of equity, regardless of whether enforcement is considered in a proceeding in equity or at law.


                  (3) The execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not, with or without the giving of notice or the lapse of time, or both,
(i) result in any violation of any term of the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, (ii) conflict with or result in a breach by the Company or any of its Subsidiaries of any of the terms or provisions of, or constitute a default under, or result in the modification of, or result in the creation or imposition of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any indenture, mortgage, deed of trust or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets are bound or affected or (iii) violate or contravene any applicable law, rule or regulation or any applicable decree, judgment or order of any court,

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United States federal or state regulatory body,  administrative  agency or other
governmental   body  having   jurisdiction  over  the  Company  or  any  of  its
Subsidiaries or any of their respective properties or assets or (iv) have any material adverse effect on any permit, certification, registration, approval, consent, license or franchise necessary for the Company or any of its Subsidiaries to own or lease and operate any of their respective properties and to conduct any of their respective businesses or the ability of the Company or any of the Subsidiaries to make use thereof.

                  (4) No authorization, approval or consent of, or filing with, any court, governmental body, regulatory agency, self-regulatory organization, or stock exchange or market or the stockholders of the Company is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement, other than (1) listing of the additional Shares on Nasdaq, (2) registration of the resale of the Shares under the 1933 Act as contemplated by Section 8, (3) as may be required under applicable state securities or "blue sky" laws.

                  (5) Once the Stockholder Approval has been obtained and a certificate of amendment to the Company's certificate of incorporation has been filed to increase the number of authorized shares of Common Stock, the additional shares of Common Stock issuable upon conversion of the Notes will be duly authorized and, upon issuance upon conversion of the Notes, will be validly issued and fully paid and non-assessable.

         (s) Prior to transferring any Notes, and in addition to the provisions in Section 8.7 of the Notes, a Holder shall provide the transferee with a copy of this Agreement and such transferee shall agree in writing to be bound by the terms hereof. The Company agrees to be bound by the terms of this Agreement for the benefit of each such transferee.

         (t) The parties hereto agree that the condition set forth on the first signature page hereto has been satisfied.

                                                * * * * *
         This Amendment Agreement is conditioned upon the amendment of the terms of the Company's Series C Convertible Preferred Stock, substantially on the terms set forth on Exhibit A to the Agreement in Principle, dated as of January 6, 1998 by and between the Company and Advantage Fund II, Ltd.

                                                    DELTA OPPORTUNITY FUND, LTD.

                                                    By:      \s\


                                                    NELSON PARTNERS

                                                    By:      \s\


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



                                                     OLYMPUS SECURITIES, LTD.


                                                              By:      \s\


                                                     OMICRON PARTNERS, L.P.


                                                              By:      \s\


                                                     OTATO L.P.


                                                              By:      \s\


                                                     DIAZ & ALTSCHUL GROUP, LLC


                                                              By:      \s\

Acknowledged and agreed:

NAPRO BIOTHERAPEUTICS, INC.


         By:      \s\ Gordon H. Link, Jr.

Date:   1/28/98


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